STOCK RESALE FORM
           Alfa Utility Services, Inc. (formerly Envirotech Mfg. Co.)

1. 10% + 90% STOCK RESALE. Alfa Utility Services, Inc. ("ALFA") will register your shares for resale or other transfer subject to these terms. You may transfer up to 5% of your shares in each of the two years ending on October 15, 2004 and then all shares will be freely transferable to the extent provided by law. (The 5% per year may be increased by unanimous written consent of Alfa's Directors relying on favorable written advice of its securities counsel and of its market maker or investment banker.) Alfa's Form SB-2 Registration Statement (File No. 333-86984) is expected to be made effective on such terms by the U.S. Securities and Exchange Commission (SEC) in the near future, and Alfa's Form 211 filed with the National Association of Securities Dealers (NASD) for trading quotations also is expected to be approved. A Prospectus for resale purposes is available at no charge at the SEC Website on the Internet at http://www.sec.gov. If you do not have access to the Internet at home or at your public library, Alfa will mail you a Prospectus at no charge.

2. PRIOR TRANSFERS REVOKED; YOU HOLD YOUR STOCK; YOU ACT ON YOUR OWN. You are advising and promising Alfa that: 2A. PRIOR RESTRICTIONS OR AUTHORIZATIONS REVOKED. Except as stated below, your shares have not been, and for 2 years will not be, transferred, except on these terms; and no transfer authorization or lockup restriction, Power Of Attorney, Stock Assignment or other stock related document or oral promise has been given to others, and none has been requested by others, which would give them any pledge, lien, or power to sell or vote or otherwise control the shares, or to participate in their sale proceeds. Any such document or oral promise is hereby rescinded, withdrawn, nullified, and replaced by this Form, and you will so notify the other person and promptly send them a copy of this Form. The SEC's position is that without Alfa's registration, your shares cannot be transferred. 2B. YOU WILL HOLD STOCK CERTIFICATES. Except as stated below you have physical possession of the stock certificates, and have not signed and given them to any other person, and will not do so for 2 years, except on these terms. 2C. PRIOR EXCEPTIONS Any past exceptions to the foregoing are as follows: (give name, date, etc.)_______________________________________
______________________________________________________________________________.
2D. YOU WILL NOT ACT TOGETHER WITH OTHERS; YOUR STATEMENTS ARE TRUTHFUL. You will not act together with others for the sale or voting of the shares at any time without securities counsel advice. You understand that to do so or to make a false statement herein as to your shares may be a serious civil and criminal violation.

3. FAX COPY IS VALID. A fax or other copy of this Agreement's signatures is valid to show its acceptance by the parties. FAX THIS TO (905) 850-9152.


Sign                            /  /02                                 /  /02
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JOSEPH ALFANO, President
Name                                           Alfa Utility Services, Inc.
     --------------------------------
                                               396 Chrislea Road
Address                                        Woodbridge, Ontario L4L 8A8,
        -----------------------------          CANADA
                                               Phone (905) 850-2220
                                               (905) 850-9152
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Fax (______)
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